Exhibit 4.4

FORM OF 3.125% NOTES DUE 2031

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT TO A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN, BY A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN TO A DEPOSITARY OR TO ANOTHER NOMINEE OR CUSTODIAN OF SUCH DEPOSITARY, OR BY SUCH CUSTODIAN OR DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR CUSTODIAN OR A NOMINEE THEREOF. ACCORDINGLY, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[  ]% NOTES DUE 2031

No. [ ]	$[ ]
CUSIP: 58733R AF9
ISIN: US58733RAF91

MERCADOLIBRE, INC.

promises to pay to Cede & Co., or registered assigns, the principal sum of [          ] Dollars on January 14, 2031 (as modified by the Schedule of Increases and Decreases in the Global Note attached hereto).

Interest Payment Dates:  January 14 and July 14, commencing July 14, 2021.

Record Dates: January 1 and July 1 (whether or not a Business Day)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions.  Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: [   ]

MERCADOLIBRE, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 3.125% Notes due 2031 issued by MercadoLibre, Inc. referred to in the within-mentioned Indenture.

Date: [   ]

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

MercadoLibre, Inc.

3.125% Notes due 2031

This note is one of a duly authorized Series of debt securities of MercadoLibre, Inc., a Delaware corporation (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its indebtedness, dated as of January 14, 2021 (the “Base Indenture”), duly executed and delivered by and between the Company, the Subsidiary Guarantors and The Bank of New York Mellon as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented and amended by the First Supplemental Indenture, dated as of January 14, 2021 (the “First Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee. The Base Indenture as supplemented and amended by the First Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1.          Interest.  Interest on the Notes will accrue at the rate of 3.125% per year, and shall be payable semi-annually in arrears on January 14 and July 14 of each year, commencing on July 14, 2021. Payments shall be made to the persons who are registered Holders at the close of business on January 1 and July 1, as the case may be, immediately preceding the applicable Interest Payment Date (whether or not a Business Day) and at maturity. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.          Method of Payment.  The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest payment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in U.S. Dollars, at the office of the Paying Agent maintained for that purpose in accordance with the Indenture, or at the Company’s option, by check mailed to the address of the registered Holder or, with respect to any Global Note or upon application by the Holder of a Certificated Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account.

3.          Registrar, Paying Agent, and Transfer Agent.  Initially, The Bank of New York Mellon will act as Registrar; the initial Paying Agent will be The Bank of New York Mellon, in New York; the initial Transfer Agent will be The Bank of New York Mellon, in New York. The Company may change or appoint any Registrar, Paying Agent or Transfer Agent without notice to any Holder.

4.          Indenture.  The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “3.125% Notes due 2031”, initially limited to $[     ] in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to: MercadoLibre Inc., Posta 4789, 6° Floor, Buenos Aires, Argentina, C1430CRG., Attention: General Counsel.

5.          Optional Redemption.

(a)          Optional Redemption with a Make-Whole Premium. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes, as provided in Article IV of the Base Indenture, Section 1.2 of the First Supplemental Indenture and in this Section 5.

At any time prior to October 14, 2030 (three months prior to their Maturity Date) (the “Par Call Date”), the Company will have the right, at its option, to redeem any of the Notes, in whole or in part, at a redemption price equal to the greater of:

(i)          100% of the principal amount of such Notes then outstanding, and

(ii)          the sum of the present value (as determined by the Independent Investment Banker) of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been payable in respect of such Notes calculated as if such Notes were redeemed on the Par Call Date (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest on the principal amount being redeemed of the Notes to the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co.  LLC and J.P.  Morgan Securities LLC or their respective affiliates or successors which are primary United States government securities dealers and not less than one other leading primary United States government securities dealer in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

(b)          Optional Redemption Upon Tax Event.  If the Company determines that, as a result of any amendment to, or change in, the laws or treaties (or any rules or regulations, or if applicable, rulings promulgated thereunder) of any Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to, or change in an official interpretation or application (including judicial or administrative interpretation or application, as applicable) of such laws, treaties, rules, regulations or rulings, which amendment to, or change in such laws, treaties, rules, regulations or rulings is legislated or promulgated or, in the case of a change in official interpretation or application (including judicial or administrative interpretation or application, as applicable), is announced or otherwise made available on or after the later of the Issue Date and the date a Relevant Jurisdiction becomes a Relevant Jurisdiction, the Company or a Subsidiary Guarantor would be obligated, to pay any Additional Amounts, provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it, including, without limitation, taking reasonable measures to change the Paying Agent, then, at the Company’s option, all, but not less than all, of the Notes may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest to the Redemption Date due thereon up to but not including the Redemption Date; provided that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the giving of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:

(i)          an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred; and

(ii)          an Opinion of Counsel from legal counsel in a Relevant Jurisdiction (which may be the Company’s counsel) of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

(c)          Redemption at Par.  The Notes will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option beginning on the Par Call Date, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, payments of interest on the Notes that are due and payable on or prior to a date fixed for redemption of the Notes shall be payable to the Holders of those Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

(d)          Optional Redemption Procedures.

(i)          Notice of any redemption shall be sent in the manner provided for in Section 11.1 of the Base Indenture at least 10 but not more than 30 days before the Redemption Date to Holders of Notes to be redeemed.

(ii)          The Company may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another person.

(iii)          Notes called for redemption will become due on the date fixed for redemption. The Company will pay the redemption price for the Notes called for redemption including accrued and unpaid interest thereon to but not including the Redemption Date. On and after the Redemption Date, interest will cease to accrue on such Notes as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price including accrued and unpaid interest thereon pursuant to the Indenture. Upon redemption of the Notes by the Company, the redeemed Notes will be cancelled and cannot be reissued.

(iv)          If fewer than all of the Notes are being redeemed, the Notes to be redeemed shall be selected as follows: (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange, (2) if the Notes are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes are not so listed and are not in global form, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000. Upon surrender of any Note redeemed in part, the Holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note. Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the Redemption Date, and, commencing on the Redemption Date, Notes redeemed will cease to accrue interest (unless the Company defaults in the payment of the redemption price).

6.          Mandatory Repurchase Provisions.  Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000, provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the Change of Control Payment.

The Company will have the right to redeem all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of Notes on a relevant record date to receive interest on an interest payment date occurring on or prior to the Redemption Date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Outstanding Notes prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.

Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must make a Change of Control Offer pursuant to a Change of Control Notice.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be at least 30 days but not more than 60 days from the date the notice is given, other than as may be required by applicable law.

7.          Denominations, Transfer, Exchange.  The Notes are in registered form in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

8.          Persons Deemed Owners.  The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

9.          Repayment to the Company.  The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or Government Obligations (or proceeds therefrom) held by them at any time upon the written request of the Company.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.

10.          Amendment, Supplements and Waivers.

(a)          Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may, among other things, amend or supplement the Indenture, the Note Guarantees or the Notes to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture; to add Note Guarantees or additional guarantees with respect to the Notes or release a Note Guarantee in accordance with the terms of the Indenture; to secure the Notes; to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power thereby conferred upon the Company; to provide for the issuance of Additional Notes; to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the Prospectus; to evidence the replacement of the Trustee as provided for under the Indenture; if necessary, in connection with any release of any security permitted under the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

(b)          Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any Default or Event of Default and its consequences under the Indenture (other than regarding a Default or Event of Default in the payment of the principal of, premium, if any, or interest or Additional Amounts, if any, on the Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of, the Indenture, or the Notes, or the Notes Guarantees may be waived with the written consent of the Holders of a majority in principal amount of the then Outstanding Notes, except that, without the consent of each Holder affected thereby, no amendment may (with respect to any Notes held by a non-consenting Holder of Notes):reduce the percentage of the principal amount of the outstanding Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; change any place of payment where the principal of or interest on the Notes is payable; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in the provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of outstanding Notes to waive Defaults or Events of Default; reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Note Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture; make any change in the Additional Amounts provisions of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable taxes; or make any change to the provisions of the Indenture or the Notes that adversely affects the ranking of the Notes (for the avoidance of doubt, a change to the covenants described in Section 2.2 and Section 2.3 of the First Supplemental Indenture shall not be deemed to adversely affect the ranking of the Notes).

11.          Defaults and Remedies.  If an Event of Default for the Company’s Notes occurs and is continuing (other than an Event of Default referred to in Section 7.1(a)(6) of the Base Indenture), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all such Notes to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration”. If an Event of Default referred to in Section 7.l(a)(6) of the Base Indenture occurs with respect to the Company the then unpaid principal of and premium, if any and accrued and unpaid interest on the Company’s Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

12.          Trustee May Hold Notes.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, the Trustee is subject to Section 8.10 and Section 8.11 of the Base Indenture.

13.          No Personal Liability of Directors, Officers, Employees and Certain Others.  No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or any Subsidiary Guarantor will have any liability for or any obligations of the Company or any Subsidiary Guarantor under the Indenture or the Notes, or the Note Guarantee or for any claims based on, in respect of or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under corporate law of the State of Delaware.

14.          Discharge of Indenture.  The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15.          Authentication.  This Note shall not be valid until the Trustee signs, by manual, facsimile or electronic signature, the certificate of authentication attached to the other side of this Note.

16.          Additional Amounts.  The Company is obligated to pay Additional Amounts on this Note to the extent provided in the Indenture.

17.          Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Governing Law.  THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE GUARANTEES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: __________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have part of this Note purchased by the Company pursuant to Section 2.1 of the First Supplemental Indenture, state the principal amount (which must be an integral multiple of U.S.$1,000, provided that the principal amount is not less than U.S.$200,000) that you want to have purchased by the Company:

U.S.$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.